Exhibit (a)(1)(D)

LETTER TO CLIENTS

To Tender Shares of Common Stock

of

SERVOTRONICS, INC.

at

$47.00 NET PER SHARE

for purchase by

TDG RISE MERGER SUB, INC.

a wholly owned subsidiary of

TRANSDIGM INC.

a wholly owned subsidiary of

TRANSDIGM GROUP INCORPORATED

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 30, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 2, 2025

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated June 2, 2025 (the “Offer to Purchase”), and a related Letter of Transmittal in connection with the offer (the “Offer”) by TDG Rise Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of TransDigm Inc. (“TransDigm”), a Delaware corporation and a wholly owned subsidiary of TransDigm Group Incorporated, to purchase each issued and outstanding share of common stock, par value $0.20 per share (the “Servotronics common stock”), of Servotronics, Inc. (“Servotronics”), a Delaware corporation, validly tendered and not properly withdrawn in the Offer, for $47.00 net in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer. Servotronics’ Solicitation/Recommendation Statement on Schedule 14D-9 is also being provided to you.

We (or our nominees) are the holder of record of shares of Servotronics common stock held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Servotronics common stock held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Servotronics common stock held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The consideration for each share of Servotronics common stock is $47.00 net in cash, without interest and less any applicable withholding taxes, as described in the Offer to Purchase.

2.	The Offer is being made for all outstanding shares of Servotronics common stock.

3.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 18, 2025, among Purchaser, TransDigm and Servotronics, as amended by Amendment No. 1 to Agreement and

Plan of Merger, dated as of May 28, 2025 (as amended, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Servotronics, without a meeting or any further action of the Servotronics stockholders in accordance with Section 251(h) of the Delaware General Corporation Law (“DGCL”), and Servotronics will be the surviving corporation and a wholly owned subsidiary of TransDigm (such corporation, the “Surviving Corporation” and such merger, the “Merger”). At the effective time of the Merger, each share of Servotronics common stock then outstanding (other than shares of Servotronics common stock irrevocably accepted as payment in the Offer, treasury stock of Servotronics to be cancelled or shares of Servotronics common stock that are held by any stockholders or beneficial owners properly exercising their appraisal rights under Section 262 of the DGCL in connection with the Merger as described in the Offer to Purchase) will be converted into the right to receive the Offer Price, net to the holder thereof in cash, without interest, less any applicable withholding taxes, except for Servotronics common stock then owned by Servotronics and its subsidiaries, which shares of Servotronics common stock will be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

3.

The board of directors of Servotronics unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to, advisable and in the best interests of, Servotronics and its stockholders, (iii) directed that the Merger be effected pursuant to Section 251(h) of the DGCL and that the Merger be consummated as soon as practicable following the Acceptance Time (as defined in the Offer to Purchase) and (iv) recommended that Servotronics’ stockholders accept the Offer and tender their shares of Servotronics common stock to Purchaser in the Offer.

4.

The Offer and the withdrawal rights expire at one minute after 11:59 p.m., New York City time, on Monday, June 30, 2025, unless extended as described in the Offer to Purchase (as extended, the “Expiration Date”).

5.	The Offer is not subject to any financing condition. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

We urge you to read the enclosed Offer to Purchase and Letter of Transmittal regarding the Offer carefully before instructing us to tender your shares of Servotronics common stock.

If you wish to tender any or all of the shares of Servotronics common stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your shares of Servotronics common stock, all such shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

The making of the Offer in jurisdictions other than the U.S. may be restricted or prohibited by law. We are not currently aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer. If, after a good faith effort, we cannot comply, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of that jurisdiction to be designated by Purchaser.

Instructions with Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

SERVOTRONICS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 2, 2025, and the related Letter of Transmittal in connection with the offer (the “Offer”) by TDG Rise Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of TransDigm Inc. (“TransDigm”), a Delaware corporation and a wholly owned subsidiary of TransDigm Group Incorporated, to purchase each issued and outstanding share of common stock, par value $0.20 per share (the “Servotronics common stock”), of Servotronics, Inc., a Delaware corporation, validly tendered and not properly withdrawn in the Offer, for $47.00 net in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

You are instructed to tender the number of shares of Servotronics common stock indicated below (or, if no number is indicated below, all shares of Servotronics common stock) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the undersigned. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered*:

Account No.:

Signature(s):

Name(s):

(Please Print)

Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that you instruct us to tender all shares of Servotronics common stock held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE DEPOSITARY, INFORMATION AGENT, PURCHASER OR TRANSDIGM.